SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definite Additional Materials
[ ]  Soliciting Material Pursuant to
     ss. 240.14a-11(c) or ss. 240.14a-12

                               OMNICOM GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)  Title of each class of securities to which transactions applies:

          ----------------------------------------------------------------------
         2)  Aggregate number of securities to which transactions applies:

          ----------------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
         4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
         5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

          ---------------------------------------
         2)  Form Schedule or Registration Statement No.:

          ---------------------------------------
         3)  Filing Party:

          ---------------------------------------
         4)  Date Filed:

          ---------------------------------------

                               OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 19, 1997

     The Annual Meeting of the Shareholders of Omnicom Group Inc. (the "Corporation") will be held at the offices of BBDO Worldwide Inc. (seventh floor Meeting Room), 1285 Avenue of the Americas (between 51st and 52nd Streets), New York, New York on Monday, May 19, 1997 at 10:00 A.M. for the following purposes:

     1.   To elect six directors;

     2. To confirm the appointment of Arthur Andersen LLP as auditors of the Corporation for the year 1997;

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on April 3, 1997 will be entitled to notice of and to vote at the meeting.

     Whether you expect to attend the meeting or not, please mark, sign, date and return the enclosed proxy promptly in order that your shares will be voted. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience. The proxy is revocable, so if you attend the meeting you may, if you wish, vote your shares in person.

     A copy of the Corporation's Annual Report for 1996 is enclosed.

                                      By order of the Board of Directors,

                                                Barry J. Wagner
                                                   Secretary

New York, New York
April 7, 1997

                               OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022

                                   ----------

                                 PROXY STATEMENT

     Execution and return of the enclosed proxy are solicited by the Board of Directors of Omnicom Group Inc. (the "Corporation") for use at the Annual Meeting of Shareholders ("Annual Meeting") to be held on May 19, 1997, and at any adjournments thereof, for the purposes set forth in the accompanying notice. The following information is being furnished in connection with the solicitation of proxies, and is being mailed on or about April 7, 1997 to Shareholders entitled to notice of and to vote at the Annual Meeting.

     All valid proxies which are received will be voted, and unless otherwise specified thereon, they will be voted for the election of the six nominees for directors named under the heading "Election of Directors" and for confirmation of the appointment of Arthur Andersen LLP as auditors of the Corporation for the year 1997. If any nominee for election as a director shall be unable to serve, proxies shall be voted for another nominee designated by the Board of Directors. You may revoke your proxy at any time before it is voted.

     The affirmative vote of a plurality of the votes cast by the holders of Common Stock entitled to vote is required for the election of directors. The affirmative vote of a majority of the votes cast by the holders of the Common Stock entitled to vote is required for confirmation of the appointment of the auditors. Each holder of Common Stock is entitled to one vote for each share held. There is no right to cumulative voting as to any matter.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the Shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     The enclosed Annual Report of the Corporation for the year 1996 is not part of the proxy solicitation material.

     On April 3, 1997, the record date for determination of Shareholders entitled to notice of and to vote at the Annual Meeting, the Corporation had outstanding 81,616,568 shares of Common Stock, each of which is entitled to one vote. At the record date, 2,866,842 shares of Common Stock were owned beneficially (of which 1,351,375 were owned of record) by the directors and executive officers of the Corporation, which constitutes approximately 3.51% of the issued and outstanding shares of the Corporation's Common Stock.

     The following table sets forth information with respect to the beneficial ownership of the Corporation's Common Stock as at December 31, 1996 by persons known to the Corporation to be the beneficial owners of more than 5% of its outstanding Common Stock based on material filed by such persons with the Securities and Exchange Commission.

                                               Beneficial Ownership   Percent of
          Name and Address                        of Common Stock        Class
          -----------------                    --------------------   ----------
FMR Corp.......................................     10,330,018(1)       12.80%
82 Devonshire Street
Boston, Massachusetts 02109

The Prudential Insurance Company of America....      6,039,578(2)        7.48%
751 Broad Street
Newark, New Jersey 07102

----------
(1) In its filing with the Securities and Exchange Commission, FMR Corp. reported having sole voting power as to 871,860 shares and sole dispositive power as to 10,330,018 shares.

(2) In its filing with the Securities and Exchange Commission, The Prudential Insurance Company of America ("Prudential") reported having sole voting power as to 662,400 shares, shared voting power as to 4,796,440 shares, and shared dispositive power as to 5,376,478 shares. A separate report was filed by Jennison Associates Capital Corp. ("Jennison"), an affiliate of Prudential, which indicated beneficial ownership of 5,977,778 shares, which are included in the shares reported by Prudential.

                              ELECTION OF DIRECTORS

     On the date of the 1997 Annual Meeting, the Board of Directors of the Corporation shall consist of 16 members, divided into three classes, with the term of office of one class expiring at the 1997 Annual Meeting, the term of another class expiring at the 1998 Annual Meeting, and the term of the remaining class expiring at the 1999 Annual Meeting. The Board of Directors nominates incumbent directors Robert J. Callander, John R. Murphy*, John R. Purcell, William G. Tragos, Quentin I. Smith, Jr. and Egon P.S. Zehnder to serve as directors of the Corporation until the 2000 Annual Meeting.

     Peter I. Jones, former President of the Diversified Agency Services division of the Corporation, resigned as a member of the Board of Directors on March 21, 1997. Robin B. Smith resigned as a member of the Board of Directors on March 24, 1997; nevertheless Shareholder proxies may not be voted for more than six persons.

---------
* Elected a director by the Board of Directors on September 16, 1996.

     Information relating to the six nominees for director and the directors not standing for election who will continue in office following the Annual Meeting, is set forth below.

                                                             Year First    Term
            Name, Age and Principal                           Became a     Will
                 Occupation(1)                                Director    Expire
            ----------------------                            ---------   ------
Bernard Brochand (58)......................................     1993       1999
   President, International Division of
     The DDB Needham Worldwide Communications
     Group Inc., a subsidiary of the Corporation.

Robert J. Callander (66)...................................     1992       1997
   Executive-in-Residence, Columbia School of
     Business, Columbia University; Retired
     Vice Chairman of Chemical Banking Corporation.

James A. Cannon (58).......................................     1986       1999
   Vice Chairman & Chief Financial Officer
     of BBDO Worldwide Inc., a subsidiary
     of the Corporation.

Leonard S. Coleman, Jr. (48)...............................     1993       1999
   President, National League, Major League Baseball.

Bruce Crawford (68)........................................     1989       1998
   Chairman of the Corporation.

John R. Murphy (63)........................................     1996       1997
   Chairman and Chief Executive Officer of
     National Geographic Society.

John R. Purcell (65).......................................     1986       1997
   Chairman & Chief Executive Officer of
     Grenadier Associates Ltd.

Keith L. Reinhard (62).....................................     1986       1998
   Chairman & Chief Executive Officer of
     The DDB Needham Worldwide
     Communications Group Inc.

Allen Rosenshine (58)......................................     1986       1998
   Chairman & Chief Executive Officer of
     BBDO Worldwide Inc.

Gary L. Roubos (60)........................................     1986       1998
   Chairman of Dover Corporation.

Quentin I. Smith, Jr. (69).................................     1986       1997
   Corporate Director; Retired Chairman &
     Chief Executive Officer of Towers,
     Perrin, Forster & Crosby.

William G. Tragos (62).....................................     1993       1997
   Chairman & Chief Executive Officer of
     TBWA International B.V. and of TBWA
     Chiat/Day Inc., subsidiaries of the Corporation.

John D. Wren (44)..........................................     1993       1998
   President & Chief Executive Officer of the
     Corporation and Chairman & Chief Executive Officer of Diversified Agency Services, a division of the Corporation.

Egon P.S. Zehnder (67).....................................     1986       1997
   Chairman of Egon Zehnder International Inc.

----------
(1) All of the above named directors holding a position with the Corporation or one of its subsidiaries have held an executive position during the past five years with the Corporation or one of its subsidiaries.

     Mr. Callander retired from Chemical Banking Corporation on June 30, 1992, at which time he held the office of Vice Chairman. He served as President of Chemical Bank from August 1990 through December 1991, and as Vice Chairman of that company from January 1987 through July 1990. Mr. Callander is presently serving as Executive-in-Residence at the Columbia School of Business, Columbia University, New York. Mr. Callander is a director of Aramark Incorporated, Barnes Group Inc., Beneficial Corporation, Latin American Dollar Income Fund, Scudder World Income Opportunities Fund, Scudder New Asia Fund and The Korea Fund.

     Mr. Coleman has served as President, National League, Major League Baseball since March 1994. He served as Executive Director Market Development, Major League Baseball from December 1991 to March 1994, and served as a Vice President, Kidder, Peabody & Company from 1988 to 1991. Mr. Coleman is a director of Beneficial Corporation, New Jersey Resources and Owens Corning.

     Mr. Murphy has served as President and Chief Executive Officer of National Geographic Society since May 1996. He served as Executive Vice President, National Geographic Society, from 1993 to May, 1996; as Publisher of the Baltimore Sun from 1981 through 1992; and as Editor and Publisher of the San Francisco Examiner from 1975 through 1981. Mr. Murphy is a member of the Board of Visitors at the University of Maryland, a trustee of the M.S.D.&T. mutual fund group, a director of Baltimore Reads, Inc., and immediate past president of the U.S. Golf Association.

     Mr. Purcell has served as Chairman and Chief Executive Officer of Grenadier Associates Ltd., a merchant banking and financial advisory firm, since January 1987. He also previously served as Chairman of Donnelley Marketing, Inc., a database direct marketing firm, from 1991 to 1996; as Chairman and President of the former SFN Companies, Inc. from 1982 through 1986; as Executive Vice President of CBS Inc. and as Senior Vice President Finance and Business Operations of Gannett Co., Inc. He is a director of Bausch & Lomb, Inc., Repap Enterprises Inc., and Technology Solutions Company.

     Mr. Roubos has served as Chairman of Dover Corporation since May 1989, and as Chief Executive Officer of that company from January 1981 to May 1994. Dover Corporation, a Fortune 500 company, engages through subsidiaries in the manufacture and/or distribution of elevators and electronic, aerospace and industrial components and supplies. Mr. Roubos is a director of Bell & Howell Company, Dover Corporation and The Treasurers Fund.

     Mr. Smith served as Chairman and Chief Executive Officer of Towers, Perrin, Forster & Crosby, a leading international benefits, compensation and general management consulting firm, from 1971 until his retirement on December 31, 1987. Mr. Smith is a director of The Guardian Life Insurance Company of America, and UGI Corporation.

     Mr. Tragos has served as Chairman and Chief Executive Officer of TBWA International B.V. and as Chairman and Chief Executive Officer of TBWA Chiat/Day Inc., companies which directly or through related entities provide advertising and marketing services, for more than five years.

     Mr. Zehnder has served as Chairman of Egon Zehnder International Inc., a leading international executive search firm with forty-five offices in thirty countries, for more than the past five years. Mr. Zehnder is a director of IMD Management Development Institute, Lausanne, Switzerland, and a member of the Board of Trustees of Babson College, Wellesley, Massachusetts.

     A plurality of the votes cast is required to elect each director.

                      COMMON STOCK OWNERSHIP OF MANAGEMENT

     The following table provides information, as of March 31, 1997, as to the beneficial ownership of the Common Stock of the Corporation for each director of the Corporation, including all persons who served as a director in 1996, and the Named Executive Officers, as such term is hereinafter defined, and all directors and executive officers of the Corporation as a group.

                                         Beneficial Ownership Percent
  Name of Beneficial Owner                    of Common Stock (1)       of Class
   -----------------------               ----------------------------   --------
   Bernard Brochand ..................            78,000                 .0956
   Robert J. Callander ...............             4,000                 .0049
   James A. Cannon ...................           314,800                 .3857
   Leonard S. Coleman, Jr. ...........               600                 .0007
   Bruce Crawford ....................           535,350                 .6559
   Peter I. Jones ....................             8,000                 .0098
   Fred J. Meyer .....................           180,200                 .2208
   John R. Murphy ....................               500                 .0006
   John R. Purcell ...................            10,000                 .0123
   Keith L. Reinhard .................           508,536                 .6231
   Allen Rosenshine ..................           681,420                 .8349
   Gary L. Roubos ....................             2,000                 .0025
   Quentin I. Smith, Jr. .............             2,000                 .0025
   Robin B. Smith ....................               200                 .0002
   William G. Tragos .................           221,834                 .2718
   John D. Wren ......................           236,781                 .2901
   Egon P.S. Zehnder .................             5,000                 .0061
   All directors and executive
     officers as a group (20 persons)          2,875,042                3.5226

----------
(1) Includes (i) shares held under restricted stock awards granted by the Corporation, namely, Mr. Brochand - 34,200 shares, Mr. Cannon - 53,000 shares, Mr. Crawford - 16,800 shares, Mr. Jones - 4,800 shares, Mr. Meyer - 11,200 shares, Mr. Reinhard - 52,000 shares, Mr. Rosenshine - 65,200 shares, and Mr. Wren - 54,025 shares, (ii) shares which certain of the named individuals have the right to purchase under stock options granted by the Corporation, namely, Mr. Cannon - 229,000 shares, Mr. Crawford - 355,000 shares, Mr. Meyer - 70,000 shares, Mr. Reinhard - 210,000 shares, Mr. Rosenshine - 474,000 shares, Mr. Tragos - 28,500 shares, and Mr. Wren - 143,900 shares, and (iii) 3,732 shares credited to Mr. Wren's account under the Corporation's Group Profit Sharing Retirement Plan.

     The Corporation is required to identify any director or officer who failed to timely file with the Securities and Exchange Commission a required report relating to ownership and changes in ownership of the Corporation's equity securities. Based on material provided to the Corporation, directors and officers of the Corporation complied with all applicable filing requirements during 1996.

                          BOARD MEETINGS AND COMMITTEES

     Five regular meetings of the Board of Directors of the Corporation (the "Board") were held in 1996. Each incumbent member of the Board attended at least 75% of the aggregate of all meetings of the Board and Committees of the Board on which he or she served, other than Messrs. Brochand and Rosenshine who each attended 60% of all meetings of the Board.

     During  1996,  the Audit  Committee  of the Board  consisted  of Ms.  Smith
(Chairman), and Messrs. Callander and Coleman. Three meetings of the Audit Committee were held in 1996. The responsibilities of the Audit Committee are to
(a) recommend to the Board the appointment of independent public accountants to audit the books and records of the Corporation, assess the independence of the public accountants, and review the impact of their retention by the Corporation
for  non-audit  related  services;   (b)  review  with  the
independent public accountants the proposed scope and administration of their audit of the annual consolidated financial statements of the Corporation and its subsidiaries, the Corporation's internal control structure upon which the scope was determined and the estimated audit fees; (c) review with the independent public accountants and the Corporation's management the results of the annual audit, including the accountants' recommendations relating to accounting, financial and operating procedures and controls and the financial statements to be included in the Annual Report and Form 10-K; (d) review with the Corporation's internal auditors the proposed scope of their annual activities and reports of the results of such activities; (e) review undertakings by the Corporation's management to remedy fraudulent activity that may be detected within the Corporation; (f) review the Corporation's public reporting policies and practices; (g) review the derivative activities undertaken by the Corporation's management; and (h) report to the Board on its activities.

     During 1996, the Compensation Committee of the Board consisted of Messrs. Smith (Chairman), Callander and Zehnder. Three meetings of the Compensation Committee were held in 1996. The responsibilities of the Compensation Committee are to (a) review the compensation policies of the Corporation and its principal subsidiaries, and when appropriate, make recommendations with respect to such policies to the Chief Executive Officer of the Corporation; (b) review proposed compensation plans in which officers and/or directors of the Corporation will be eligible to participate and, when appropriate, make recommendations with respect to such plans to the Chief Executive Officer of the Corporation; (c) serve as the Committee to administer and grant awards and options under compensation plans providing for the issuance of shares of stock of the Corporation; (d) make recommendations to the Board with respect to the salary, bonus and other elements of compensation for the Chief Executive Officer of the Corporation; and
(e) review with the Chief Executive Officer management recommendations with respect to compensation for any executive officer of the Corporation or its subsidiaries whose compensation is required to be disclosed in the Corporation's Proxy Statement. The Compensation Committee has discretionary authority to establish compensation arrangements for executive officers of the Corporation pursuant to the Executive Officer Incentive Plan which was adopted by the Shareholders of the Corporation at the 1996 Annual Meeting of Shareholders, with the intended purpose that payments thereunder qualify as performance-based for purposes of Section 162(m) of the Internal Revenue Code (the "Code").

     During 1996, the Nominating Committee of the Board consisted of Messrs. Roubos (Chairman), Purcell and Zehnder. Two meetings of the Nominating Committee were held in 1996. The responsibilities of the Nominating Committee are to consider and make recommendations to the Board from time to time with respect to
(a) the composition and size of the Board and Committees of the Board; (b) the criteria for evaluating the qualifications of new individuals being considered as candidates for election to the Board; (c) candidates for election to the Board; and (d) potential conflicts of interest arising as a result of other positions held or proposed to be held by directors. The Nominating Committee will consider Shareholder written recommendations of nominees for election to the Board if they are accompanied by a reasonably comprehensive written resume of the recommended nominee's business experience and background and a written consent signed by the recommended nominee wherein he or she consents to be considered as a nominee and if nominated and elected, consents to serve as a director. Shareholders should send their written recommendations of nominees accompanied by the aforesaid documents to the offices of the Corporation, attention Corporate Secretary.

                             DIRECTORS' COMPENSATION

     During 1996, each director who was not an employee of the Corporation or one of its subsidiaries was paid (i) a monthly retainer of $1,500, (ii) a fee of $2,000 for attendance at the first meeting of the Board of Directors or a Committee of the Board of Directors on a given day, and (iii) a fee of $1,500 for attendance at any subsequent meeting on the same day. A director who is an employee of the Corporation or one of its subsidiaries does not receive any compensation for serving as a director.

                             EXECUTIVE COMPENSATION

     The tables that follow present information relating to the compensation of, option grants to, option exercises by, and year-end positions of, the Chief Executive Officer of the Corporation and each of the other four most highly compensated executive officers of the Corporation (collectively, the "Named Executive Officers"). Bruce Crawford served during all of 1996 as Chairman and Chief Executive Officer of the Corporation. On January 1, 1997, John D. Wren, President of the Corporation, succeeded Mr. Crawford as Chief Executive Officer.

Summary Compensation Table

     The following table sets forth information in respect of the compensation of the Named Executive Officers for services in all capacities to the Corporation and its subsidiaries for the fiscal years ended December 31, 1994, 1995 and 1996.

                                                                      Long Term Compensation
                                       Annual Compensation                    Awards
                                    ------------------------      ------------------------------
       Name and                                                                       Shares      All Other
       Principal                                                 Restricted Stock    Underlying    Compen-
       Position             Year     Salary($)      Bonus($)       Awards($)(1)    Stock Options sation($)(2)
       ---------           ------   -----------     --------      --------------   ------------   ---------
Bruce Crawford ..........   1996      $985,000     $2,130,000         $      0        150,000      $21,653
  Chairman &                1995       985,000      1,520,000                0        150,000       21,071
  Chief Executive           1994       921,250      1,125,000                0        120,000       24,814
  Officer of the
  Corporation

Fred J. Meyer ...........   1996      $625,000     $1,610,000         $      0         70,000      $32,260
  Chief Financial           1995       587,500      1,150,000                0         70,000       30,623
  Officer of the            1994       556,250        850,000                0         70,000       30,308
  Corporation

Keith L. Reinhard .......   1996      $877,806     $  975,000         $698,250         70,000      $24,316
  Chairman & Chief          1995       827,806        600,000          835,000         70,000       23,275
  Executive Officer of      1994       809,056        550,000          598,125         50,000       24,086
  The DDB Needham
  Worldwide
  Communications
  Group Inc.

Allen Rosenshine ........   1996      $829,167     $  750,000         $997,500         80,000      $32,031
  Chairman & Chief          1995       800,000        625,000          918,500        100,000       48,396
  Executive Officer         1994       768,750        500,000          706,875         80,000       23,406
  of BBDO World-
  wide Inc.

John D. Wren ............   1996      $625,000     $1,150,000         $881,141        100,000      $20,916
  President and as of       1995       500,000        800,000          734,800         70,000       20,734
  January 1, 1997           1994       450,000        550,000          520,097         60,000       23,445
  Chief Executive
  Officer of the
  Corporation

----------
(1) Restricted stock awards represent performance based compensation for the applicable fiscal year. The awards are normally granted in the first quarter of the year following the fiscal year end. The value of the restricted stock awards was determined by multiplying the fair market value of the Corporation's Common Stock on the date of the grant by the number of shares awarded, and deducting therefrom the consideration paid for the shares, which is equal to the par value ($.50 per share) of the shares. As of December 31, 1996, Mr. Crawford held an aggregate of 32,400 shares of restricted stock with a net pre-tax value of $1,474,200;

                                              (footnotes continued on next page)

     Mr. Meyer held an aggregate of 22,400 shares of restricted stock with a net pre-tax value of $1,019,200; Mr. Reinhard held an aggregate of 55,000 shares of restricted stock with a net pre-tax value of $2,497,500; Mr. Rosenshine held an aggregate of 66,800 shares of restricted stock with a net pre-tax value of $3,033,900; and Mr. Wren held an aggregate of 53,704 shares of restricted stock with a net pre-tax value of $2,439,132; The net pre-tax value was determined by subtracting the consideration paid from the fair market value of the shares on said date ($45.75). Dividends will be payable on the aforementioned shares if and to the extent paid on the Corporation's Common Stock generally, regardless of whether the shares are at the time vested or unvested. Twenty percent of the shares of restricted stock held by each Named Executive Officer will vest on the first anniversary of the award, and an additional twenty percent will vest on each of the next four anniversaries of the award.

(2) The Other Compensation paid for the fiscal year ended December 31, 1996 consists of (i) employer contributions to the Corporation's Group Profit Sharing Retirement Plan in the amount of $19,500 on behalf of each of Messrs. Crawford, Meyer, Rosenshine and Wren, and $10,500 on behalf of Mr. Reinhard; (ii) an employer contribution to the DDB Needham Joint Savings Plan in the amount of $6,000 on behalf of Mr. Reinhard; and (iii) employer premium payments for life insurance in the amount of $2,153 on behalf of Mr. Crawford, $12,760 on behalf of Mr. Meyer, $7,816 on behalf of Mr. Reinhard, $12,531 on behalf of Mr. Rosenshine, and $1,416 on behalf of Mr. Wren.

Options

     The following table shows all grants of options to the Named Executive Officers in 1996.

                        Option Grants in Last Fiscal Year

                                                                                    Potential Realizable
                                                                                   Value at Assumed Annual
                                                                                    Rates of Stock Price
                                Individual Grants                               Appreciation for Option Term (4)
                   ----------------------------------------                     --------------------------------
                      Number      % of Total
                     of Shares     Options
                    Underlying    Granted to     Exercise
                     Options       Employees       Price        Expiration
       Name        Granted(1)(2     in 1996    ($ per Share)      Date(3)       0%($)     5%($)         10%($)
       -----       ------------    ---------    -----------     ----------     ------    ------         -------
Bruce Crawford       150,000        15.957        $39.4375     Feb. 27, 2006    $0      $3,720,305    $9,427,983
Fred J. Meyer         70,000         7.447         39.4375     Feb. 27, 2006     0       1,736,142     4,399,725
Keith L. Reinhard     70,000         7.447         39.4375     Feb. 27, 2006     0       1,736,142     4,399,725
Allen Rosenshine      80,000         8.511         39.4375     Feb. 27, 2006     0       1,984,163     5,028,257
John D. Wren         100,000        10.638         39.4375     Feb. 27, 2006     0       2,480,203     6,285,322

----------
(1) Each of the options is exercisable as to 30% of the total shares granted on and after the first anniversary of the grant, as to an additional 30% on and after the second anniversary of the grant, and as to the remaining 40% on and after the third anniversary of the grant. Each of the options granted is a non-qualified stock option, and the Corporation is entitled to a tax deduction equal to the excess of the fair market value of the acquired shares over the exercise price of the option.

(2) The grants set forth in this table reflect the actual option grants made by the Corporation to the Named Executive Officers in 1996.

(3) Upon an optionee's termination of employment by reason of (i) voluntary termination or termination for cause, all outstanding options are canceled;
     (ii) retirement or involuntary termination, options outstanding for less than 12 months are canceled and the other outstanding options become exercisable in full only during the 36 month period following termination; and (iii) total disability or death, all outstanding options become exercisable in full only during the 36 month period following termination. In no event will a post-termination of employment option exercise period extend beyond the expiration date of the option term. In the event of a change of control transaction, outstanding options become exercisable in full at the effective time of the transaction absent an agreement of the ultimate parent of the entity which survives the change of control transaction to assume the outstanding options or substitute new options for the outstanding options, on identical or more favorable terms.

(4) These columns present hypothetical future values of the Corporation's Common Stock obtainable upon exercise of the options net of the options' exercise price, assuming that the market price of the Corporation's Common Stock appreciates at the specified compound annual rates over the ten year term of the option. The five and ten percent rates of stock price appreciation are presented as examples pursuant to SEC rules, and do not necessarily reflect management's assessment of the Corporation's future stock price performance. The potential realizable values presented are not intended to indicate the options' value.

     The following table provides information as to the aggregated option exercises by the Named Executive Officers in 1996, and as to unexercised options held by the Named Executive Officers on December 31, 1996.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

                                                                 Number of Shares
                                                                   Underlying         Value of Unexercised
                                                                   Unexercised            In-the-Money
                                  Number                           Options at              Options at
                                 of Shares                      December 31, 1996     December 31, 1996(2)
                                Acquired on        Value          Exercisable/            Exercisable/
       Name                      Exercise      Realized($)(1)     Unexercisable          Unexercisable
       -----                    -----------    ------------     ----------------      -------------------
Bruce Crawford ...............     80,000       $1,759,621        217,000/303,000    $ 5,016,491/$4,067,248
Fred J. Meyer ................    203,000       $5,025,636              0/147,000              0/ 2,018,624
Keith L. Reinhard ............     21,000       $  504,950        268,000/139,000      7,744,431/ 1,846,374
Allen Rosenshine .............        --               --         408,000/182,000     11,859,738/ 2,585,248
John D. Wren .................      6,500       $  680,253         68,900/173,000      1,498,551/ 2,121,874

----------
(1) Value calculated by subtracting the exercise price from the fair market value of the Corporation's Common Stock on the exercise date.

(2) Value calculated by subtracting the exercise price from the fair market value of the Corporation's Common Stock on December 31, 1996, being $45.75 per share.

                          COMPENSATION COMMITTEE REPORT

Compensation Committee

     The Compensation Committee of the Board of Directors is composed entirely of independent outside directors. The responsibilities of the Compensation Committee and the frequency of Compensation Committee Meetings during 1996 are described on page 6 of this Proxy Statement.

Compensation Program for Executive Officers

     The Corporation's compensation program for its executive officers is designed to enable it to attract and retain highly qualified personnel and to motivate them to achieve corporate performance objectives and increase shareholder value.

     The  program  is  comprised  of  base  salary,   and  performance   related
compensation in the form of an incentive cash bonus and long-term stock awards which align executive and shareholder interests.

     The compensation of the Chief Executive Officer and the other Named Executive Officers is determined by the Compensation Committee, and the compensation of the Chief Executive Officer is subject to the approval of the Board of Directors. In determining the compensation of the Named Executive Officers, the Compensation Committee considers the factors described below and the recommendations of the Chief Executive Officer with respect to the other Named Executive Officers.

     Adjustments in base salary for executive officers are considered periodically (currently every eighteen months), and are discretionary in nature. In determining base salary and individual adjustments to base salary for the Named Executive Officers, the Compensation Committee considers the executive's level of responsibility, the profitability of the Corporation and the business unit with which the executive is associated and the Compensation Committee's knowledge of executive compensation practices. Profitability of the Corporation is determined by reference to its fully diluted earnings per share before extraordinary items and the effect of any change in accounting principles ("EPS"), and profitability of a business unit is determined by reference to its net profit after tax. Salaries of executive officers who are not Named Executive Officers are determined by the Chief Executive Officer.

     Incentive compensation (cash bonus and restricted stock award grants under the 1987 Stock Plan) for the Named Executive Officers is awarded pursuant to the Executive Officer Incentive Plan (the "Incentive Plan") which was adopted by the Board of Directors on November 28, 1995 and approved at the 1996 Annual Meeting of Shareholders and which is administered by the Compensation Committee.

     Prior to or shortly after the beginning of each fiscal year, the Compensation Committee determines which executive officers are to participate in the Incentive Plan for the fiscal year, the incentive level assigned to each participant, and the performance goals applicable to the year. An award agreement is entered with each participant in the Incentive Plan; the participating executives will receive bonus compensation only pursuant to their award agreements.

     Performance goals are based on one or more business criteria specified in the Incentive Plan: earnings per share, net income, operating margin, return on equity, stockholder total return, revenue and cash flow. The Compensation Committee establishes the specific performance goals for each participant based on the business criteria and assigns weights to the goals.

     At the end of the fiscal year, the Compensation Committee reviews the performance of the participants against the established performance goals. Awards are only paid after the Compensation Committee has certified in writing that the performance goals have been attained. The Compensation Committee considers the recommendations of the Chief Executive Officer (with respect to the Named Executive Officers other than himself) and may reduce but not increase the amount of an award otherwise payable to a participant upon attainment of the performance goals. The maximum award payable under the Incentive Plan to any participant for any year is one percent (1%) of the Corporation's operating profit. Awards are finalized after results for the fiscal year have been released. The Compensation Committee allocates awards between cash and restricted stock granted under the Corporation's 1987 Stock Plan.

     Restricted stock award grants for executive officers who are not Named Executive Officers are recommended by the Chief Executive Officer and determined by the Compensation Committee, and their cash bonus is determined by the Chief Executive Officer.

     The annual cash bonus represents a substantial portion of the total annual cash compensation of executive officers and serves as an incentive to improve annual profitability. Restricted stock awards are granted by the Compensation Committee annually to a relatively broad group of key executives, and 20% of the shares vest (i.e. restrictions on 20% of the shares lapse) on each of the next five anniversary dates of the award.

     Stock options are granted annually by the Compensation Committee to a much smaller group of key executives (including executive officers) who have the ability to influence increases in shareholder value. There is no target ownership or grant level for executive officers, and the maximum number of option shares the Compensation Committee may grant to any employee in a calendar year is 200,000 shares. In determining a stock option grant, the Compensation Committee considers, on a discretionary basis, the executive's previous grant and the revenue growth and profitability of the Corporation and the business unit with which the executive was associated during the prior fiscal year. Except in unusual circumstances, there will be no increase in the size of a grant over the previous grant for an executive associated with a business unit absent revenue or profit growth by such unit over the prior fiscal year, or for an executive not associated with a business unit absent revenue or profit growth by the Corporation over the prior fiscal year. The per share option exercise price is not less than the fair market value of a share of the Corporation's Common Stock on the grant date, and the option is exercisable as to 30% of the shares on and after each of the first two anniversary dates of the grant and as to the remaining 40% on and after the third anniversary date.

     Stock incentives in the form of restricted stock awards and stock options align the long-term interests of the executive officers and Shareholders, serve as an incentive to build Shareholder value, and provide a vehicle for retaining executive officers and other key employees.

Chief Executive Officer Compensation

     Mr. Crawford's salary was not increased in 1996.

     In early 1996, Mr. Crawford was granted an option to purchase 150,000 shares. The Compensation Committee found this grant to be reasonable on the basis of the Corporation's strong 1995 financial performance in comparison to its 1994 results, namely that EPS was up 20%, revenues were up 18% over 1994 and operating margin increased to 12.0% from 11.3%.

     Under Mr. Crawford's Incentive Plan award agreement which provides for incentive compensation in the form of a cash bonus (no restricted stock) by reason of meeting a specific performance goal (Corporation's 1996 EPS evaluated relative to its 1995 EPS), he received a cash bonus of $2,130,000 (the maximum payable pursuant to his award agreement) in respect of 1996. On the basis of the Corporation's having achieved the required 20% increase in its 1996 EPS over 1995 EPS, a 26% increase in the Corporation's 1996 net profits over 1995 net profits, and an increase in the Corporation's operating margin to 12.4% in 1996 from 12%, the Compensation Committee found this bonus to be appropriate in view of the Corporation's strong performance.

Internal Revenue Code Section 162(m)

     Section 162(m) places a limit of $1 million on the deductibility of compensation paid by the Corporation to its Chief Executive Officer and certain other executive officers in tax years beginning on or after January 1, 1994. Compensation that qualifies as performance-based under Section 162(m) is, however, excepted from the $1 million deduction cap.

     The Corporation's 1987 Stock Plan was amended in 1994 so that compensation attributable to the exercise of a stock option may qualify as performance-based for purposes of Section 162(m). The Compensation Committee intends to continue to structure the Corporation's incentive arrangements for the Chief Executive Officer and certain executive officers of the Corporation under the cash bonus and stock programs in order to qualify the compensation payments to such officers as performance-based for purposes of Section 162(m), provided that, in the judgment of the Compensation Committee, this would be consistent with the goals of motivating the executives to achieve corporate performance objectives and increase shareholder value.

Quentin I. Smith, Jr., Chairman
Robert J. Callander
Egon P.S. Zehnder
Members of the Compensation Committee

     The above Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy
Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                PERFORMANCE GRAPH

     The graph below compares cumulative total return on the Corporation's Common Stock, the Standard & Poor's 500 Composite Index ("S&P 500 Index") and a group of publicly-held advertising companies consisting of Grey Advertising Inc., Cordiant plc (formerly Saatchi & Saatchi Company plc), The Interpublic Group of Companies, Inc., True North Communications Inc. (formerly Foote, Cone & Belding Communications, Inc.), and WPP Group plc ("Ad Peer Group Index"). The graph assumes the investment of $100 on January 1, 1991 in the Corporation's Common Stock, the S&P 500 Index and the Ad Peer Group Index.

 [The following table was represented by a line chart in the printed material]

                       1991      1992       1993      1994       1995      1996
                       ----      ----       ----      ----       ----      ----
Omnicom Group          100      133.76     154.18    176.88     259.98    324.55
Peer Group             100      123.75     132.81    138.85     180.05    225.79
S&P 500 Index          100      107.62     118.46    120.03     165.13    203.05

     Returns for the Corporation's Common Stock depicted in the graph are not necessarily indicative of future performance.

     The above graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                 EMPLOYMENT CONTRACTS/TERMINATION OF EMPLOYMENT
                    ARRANGEMENTS FOR NAMED EXECUTIVE OFFICERS

     None of the Named Executive Officers has an employment contract with the Corporation or one of its subsidiaries.

     Agreements were entered into between BBDO Worldwide Inc. ("BBDO") and Mr. Rosenshine (as of January 9, 1989) and Mr. Crawford (as of March 21, 1989), replacing earlier agreements between BBDO and these individuals containing substantially the same terms and conditions as those found in the current agreements except as noted below, whereunder BBDO has agreed to make annual severance compensation payments for periods of up to ten years following cessation of employment, the period being determined on the basis of each individual's age and years of service with BBDO, its subsidiaries or its parent at the time of cessation of employment. BBDO is not obligated to make payments under these agreements if the individual's employment with BBDO, its subsidiaries or its parent is terminated for cause (defined therein as the individual's misconduct involving willful malfeasance, such as breach of trust, fraud or dishonesty). The payment period under the agreements for Messrs. Crawford and Rosenshine is ten years. The amount of an annual payment under these agreements is limited to the lesser of (i) an assigned percentage of the individual's annual salary, or (ii) an assigned percentage of the consolidated net profit before tax (as defined in the agreement) of BBDO or its parent company, whichever is greater. BBDO has agreed to make these payments so long as the individual refrains from engaging in activities harmful to, competitive with or of the same nature as those of his former employer, and remains available to render consulting services to his former employer. If the individual should die before the expiration of the payment period, BBDO has agreed to make an annual payment to the individual's beneficiary for the number of years the individual would have been entitled to payments had he lived, in an amount equal to seventy-five percent of the annual payment the individual would have received had he lived. Under the earlier agreements BBDO did not agree to make payments to a beneficiary following the death of the individual. Payments under these agreements are to be accrued as costs in the year in respect of which the payments are made.

     Agreements were entered into between the Corporation and Messrs. Meyer and Reinhard (as of December 22, 1988) and Mr. Wren (as of November 26, 1990), in each case under the Corporation's Executive Salary Continuation Plan, whereunder the Corporation has agreed to make salary continuation payments annually for periods of up to ten years following cessation of employment, the period being determined on the basis of the individual's age and years of service with the Corporation or its subsidiaries at the time of cessation of employment. The
Corporation is not obligated to make payments under these agreements if the individual's employment with the Corporation or its subsidiaries is terminated for cause (defined therein as the individual's misconduct involving willful malfeasance, such as breach of trust, fraud or dishonesty). The payment period under these agreements is currently eight years for Mr. Meyer, ten years for Mr. Reinhard, and five years for Mr. Wren. The amount of an annual payment is limited to the lesser of (i) an assigned percentage, not to exceed fifty percent, of the individual's annual salary, or (ii) an assigned percentage of the consolidated net profit before tax (as defined in the agreement) of the Corporation. The Corporation has agreed to make these payments so long as the individual refrains from engaging in activities harmful to, competitive with or of the same nature as those of his former employer, and remains available to render consulting services to his former employer. If the individual should die before the expiration of the payment period, the Corporation has agreed to make an annual payment to the individual's beneficiary for the number of years the individual would have been entitled to payments had he lived, in an amount equal to seventy-five percent of the annual payment the individual would have received had he lived. Payments under these agreements are to be accrued as costs in the year in respect of which the payments are made. Any payments that may be made to Mr. Reinhard under this agreement will be reduced by the value of payments to be made under his September 1,1986 agreement with The DDB Needham Worldwide Communications Group Inc. ("DDB Needham") described below.

     Mr. Reinhard entered into an agreement with DDB Needham as of September 1, 1986, replacing an agreement between Mr. Reinhard and Needham Harper Worldwide, Inc. made in August 1980, under which he or his beneficiary is to be paid retirement compensation on a monthly basis for a period of ten years beginning in the month following the month he ceases to be in the employ of DDB Needham, provided that Mr. Reinhard's employment shall not have terminated except by reason of his death before August 31, 1991. The annual rate of retirement income to be paid to Mr. Reinhard is the greater of $66,667 or one-third of his average annual salary during the last 60 months of his employment, subject to limited increase for annual cost of living adjustments. Mr. Reinhard has agreed to refrain from rendering specified services that would be competitive with services rendered by DDB Needham and its subsidiaries during the one year period following cessation of his employment, and to refrain from engaging in specified activities during the ten year period following such cessation of employment. If Mr. Reinhard breaches these provisions, DDB Needham may discontinue making payments under the agreement. Further, Mr. Reinhard has agreed, provided he is not disabled and is under age 65, to render consulting services to DDB Needham when requested for up to five days during each month he is entitled to receive payments under the agreement, and if he breaches this provision of the agreement DDB Needham may discontinue making payments during the period of the breach.

     Mr. Reinhard entered into an agreement with DDB Needham on July 6, 1993 under which he is to receive monthly severance compensation payments for the 15 month period ("payment period") following termination of his DDB Needham employment for a reason other than for cause (defined therein as dishonesty affecting DDB Needham or conviction of an indictable offense or crime involving moral turpitude; willful neglect or refusal to perform assigned duties after warning; willful act expected to injure the business of DDB Needham). The gross amount of each monthly payment shall equal one-twelfth of Mr. Reinhard's annual rate of base salary at the date of termination of employment. If the employment is terminated by DDB Needham, the payments shall be reduced, even up to the entire amount, by the amount of any compensation earned by Mr. Reinhard from specified activities during the payment period. If the employment is terminated by Mr. Reinhard, the payments shall cease if Mr. Reinhard fails to render requested consulting services and the payments shall be reduced, even up to the entire amount, by the amount of any compensation earned by Mr. Reinhard during the payment period. Payments shall cease if Mr. Reinhard should die during the payment period. As part of the agreement, Mr. Reinhard has forfeited his right to compensation payments by reason of termination of employment under DDB Needham policy (under current policy, Mr. Reinhard would have been entitled to salary continuation payments for nine months if his employment were to be terminated by DDB Needham other than for cause).

                  DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

     In August 1996, the Corporation obtained a two-year policy of insurance from the Federal Insurance Company at an annual premium of $227,970, under which the Corporation and the officers and directors of the Corporation and its subsidiaries are insured, subject to certain of the standard policy form exclusions and specified deductibles, against 99.5% of any loss up to $1,000,000 and thereafter 100% of any loss up to a further $14,000,000, arising from any claim or claims which may be made against any of the insureds by reason of any wrongful act in their respective capacities as directors or officers. The term "wrongful act" means any error, misstatement or misleading statement, act or omission, neglect or breach of duty committed, attempted or allegedly committed or attempted by the insureds or claimed against them solely by reason of their being directors or officers of the Corporation or a subsidiary of the Corporation. To date, no payments have been made to the Corporation or any officer or director under this insurance policy or its predecessor policy.

                       INDEMNITY AGREEMENTS WITH DIRECTORS

     Each director of the Corporation has received an Indemnification Agreement from the Corporation which provides that the Corporation indemnifies the director against liabilities or costs arising out of any alleged or actual breach of duty, neglect, error, misstatement, misleading statement, omission or other act allegedly or actually done or attempted by the director or any matter claimed against the director solely by reason of serving as a director. This indemnification does not apply to claims against the director for libel or slander, return of remuneration to the Corporation, or an accounting of profits from the sale or purchase of securities of the Corporation required under the Securities Exchange Act of 1934, or to claims against the director based upon the director gaining an illegal profit or advantage or the dishonesty of the director. This indemnification does not apply to the extent that the director is entitled to recovery under the aforesaid Directors' and Officers' Liability policy.

                                    AUDITORS

     On the recommendation of the Audit Committee of the Corporation, the Board of Directors of the Corporation has appointed Arthur Andersen LLP ("Andersen") as auditors of the Corporation for 1997, to serve at the pleasure of the Board. The affirmative vote of a majority of the votes cast by the holders of Common Stock entitled to vote is required for confirmation of the appointment of Andersen. Management recommends such confirmation by the Shareholders.

     Representatives of Andersen are expected to be present at the Annual Meeting. They will be available to make a statement if they so desire, and to answer appropriate questions.

                              SHAREHOLDER PROPOSALS

     Shareholders wishing to present resolutions at the 1998 Annual Meeting of Shareholders must submit copies of such proposed resolutions to the Corporation at its executive offices, 437 Madison Avenue, New York, New York 10022,
Attention: Corporate Secretary, no later than December 5, 1997.

                                  OTHER MATTERS

     The Board of Directors is not aware of any matters to be submitted for consideration at the Annual Meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting for action, the enclosed proxy will be voted on such matters in accordance with the best judgment of the persons named in the proxy.

                              COST OF SOLICITATION

     The cost of solicitation of proxies will be borne by the Corporation. In addition to solicitation by mail, directors, officers, and other regular employees of the Corporation and its subsidiaries may solicit proxies personally by telephone or by telefax. The Corporation will reimburse persons holding stock in their names or those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. In addition, the Corporation has retained D.F. King & Co. Inc. to assist in the solicitation of proxies, and will pay a fee of up to $12,500 plus reimbursement of out-of-pocket expenses for such services.

     Shareholders are urged to send in their proxies without delay.

                                                        Barry J. Wagner
                                                           Secretary

New York, New York
April 7, 1997

                                      PROXY
                               OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022

     This proxy is solicited on behalf of the Board of Directors and will be voted FOR the election of Directors and FOR proposal 2 if no instructions to the contrary are indicated.

     The undersigned hereby appoints FRED J. MEYER and BARRY J. WAGNER, jointly and severally, proxies with the power of substitution to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders on May 19, 1997 or adjournments thereof on all matters that may properly come before the meeting, and particularly to vote as hereinafter indicated. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 7, 1997.

                (Continued and to be signed on the reverse side)

1. THE ELECTION OF SIX DIRECTORS. NOMINEES: Robert J. Callander, John R. Murphy, John R. Purcell, William G. Tragos, Quentin I. Smith, Jr., and Egon P.S. Zehnder for a 3 year term.

[_]  FOR all nominees listed except            [_]  WITHHOLD AUTHORITY to
     as marked to the contrary                      vote for all nominees listed

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name below).

________________________________________________________________________________
________________________________________________________________________________

================================================================================

2.   CONFIRMATION OF APPOINTMENT OF
     ARTHUR ANDERSEN LLP AS AUDITORS.

     [_] FOR  [_] AGAINST  [_] ABSTAIN

                        Dated:____________________________________________, 1997

                        Signature
                        ________________________________________________________

                        Signature if held jointly
                        ________________________________________________________

                        Please sign exactly as your name appears. If stock is held in the name of joint holders, each should sign. If you are signing as a trustee, executor, etc., please so indicate.
                        Please mark, sign, date and mail this card promptly in the postage prepaid return envelope provided.